FOR IMMEDIATE RELEASE		February 27, 2024
Media Contact:	Alan Bunnell (602) 250-3376
Analyst Contacts:	Amanda Ho (602) 250-3334
Website:	pinnaclewest.com

PINNACLE WEST REPORTS 2023 FULL-YEAR AND FOURTH-QUARTER RESULTS,
SHARES 2024 FINANCIAL OUTLOOK

•Full-year financial results positively impacted by the effects of weather, robust customer growth and strong operational performance

•Constructive regulatory outcome achieved in 2022 rate case

•Company files Transmission System Plan to ensure reliability and meet Arizona’s substantial growth

PHOENIX – Pinnacle West Capital Corp. (NYSE: PNW) today reported consolidated net income attributable to common shareholders of $501.6 million, or $4.41 per diluted share, for full-year 2023. This result compares with net income of $483.6 million, or $4.26 per diluted share, in 2022

For the quarter ended Dec. 31, 2023, Pinnacle West reported a consolidated net loss attributable to common shareholders of $23,000, or $0.00 per diluted share, compared with a net loss of $24.0 million, or a loss of $0.21 per share, for the same period in 2022.

The higher 2023 full-year results reflect an increase of approximately $18 million, primarily as a result of the effects of weather; higher revenue resulting from Arizona Public Service Co.’s (APS) Lost Fixed Cost Recovery (LFCR) adjustor mechanism and a surcharge resulting from the outcome of the utility’s 2019 Rate Case appeal; higher transmission revenue; and increased sales and usage. These positive factors were partially offset by higher interest charges, net of AFUDC; higher operations and maintenance expense; lower pension and other postretirement non-service credits; and higher depreciation and amortization expense mostly due to increased plant assets.

“Two years ago, we outlined a plan following an unfavorable rate case decision that created financial hurdles and moved us to reset our financial outlook. We made significant progress on that plan, adapting and reaching our revised targets,” said Pinnacle West Chairman, President and CEO Jeff Guldner. “That progress is reflected in our solid 2023 financial results and a constructive outcome in our 2022 rate case that was decided late last week.

“The Arizona Corporation Commission’s (ACC) decision affirms important aspects of our rate filing and supports investments in our energy infrastructure to increase grid resilience, while also ensuring customers receive the reliability they count on – without compromising affordability.”

Guldner also lauded the efforts of employees who worked tenaciously to keep the lights on and air conditioners running throughout the year, but especially during the hottest U.S. summer on record. “Our diverse generation fleet delivered high-level performance when our customers were in critical need of reliable and resilient power. Palo Verde attained its 32nd consecutive year as the nation’s largest power producer, all of it carbon-free, and our combination of solar generation plus utility-scale battery storage provided record levels of renewable power for our customers.

“By executing on comprehensive operational and financial strategies, we enter 2024 in a solid position to provide top-level service for our customers and further energize Arizona’s economic expansion.”

Arizona's Economy: Planning for Growth
Arizona’s economy is more diverse than ever, and Arizona’s population continues to grow. Maricopa County, home of the Phoenix metropolitan area, has been the county with the highest annual population gains in the United States since 2016. With this record number of people, businesses and large industrial customers moving to the state, APS’s service territory remains among the fastest growing in the nation.

APS, the company’s principal subsidiary, experienced customer growth of 2% in 2023 and anticipates projected average annual growth in the range of 1.5% to 2.5% through 2026. Not surprisingly, these changes are driving a significant increase in energy consumption. APS experienced weather-normalized, year-over-year retail electricity sales growth of 1.5% in 2023, and future sales are expected to increase between 4% and 6% annually through 2026 due in large part to the expected additions of several large data centers and new large manufacturing facilities.

To prioritize reliability and meet substantial growth in residential and commercial energy needs, APS filed a future-focused Transmission System Plan with the ACC late last month.

“This 10-year plan includes significant upgrades to APS’s transmission system to support load growth, mitigate outage risks, connect the APS grid to additional generation resources and procure more cost-competitive energy for customers through the wholesale power market,” Guldner said, adding that in 2023, APS spent $361 million on capital expenditures for transmission, up from $217 million in 2022. Capital spending on transmission projects is projected to total nearly $1.2 billion from 2024 through 2026.

Staying Focused on Serving Customers
Employees remain committed to putting customers first and achieving an industry-leading best-in-class customer experience. Company-wide efforts to provide a more frictionless customer experience continue to pay off, as measured by J.D. Power. For 2023, APS ranked in the second quartile of large investor-owned utilities for both business and residential customers. This is a meaningful accomplishment considering APS was fourth quartile as recently as 2021. In fact, residential customers ranked APS second in our peer set in 2023 for both “Perfect Power” (no brief or lengthy outages) and “Phone Customer Care.”

Additionally, in 2023, APS continued to improve customers’ experience by:

•Improving the ease-of-use and increasing functionality of our digital experience, including increasing use of text and email notifications to keep customer informed about their service;

•Adding more than 1,100 in-person payment locations across the state, as well as introducing new customer payment channels, including Google and Apple Pay;

•Continuing to communicate with customers in their preferred channels about topics that matter most to them, including reliability, energy efficiency, financial assistance, the environment, and programs that enable them to design their own personalized energy experience; and

•Offering assistance and discount programs to qualified limited-income customers, as well as other non-income-based assistance programs for those struggling to pay their bills, including several assistance programs through the State of Arizona. Collectively, these programs provided funding and discounts exceeding more than $69 million in 2023 alone.

Financial Outlook
Following the recent conclusion of APS’s rate case, the company estimates its consolidated 2024 earnings guidance will be in the range of $4.60 to $4.80 per diluted share on a weather-normalized basis. Key factors and assumptions underlying the 2024 outlook can be found in the year-end/fourth-quarter 2023 earnings presentation slides at pinnaclewest.com/investors.

Conference Call and Webcast
Pinnacle West invites interested parties to listen to the live webcast of management’s conference call to discuss the Company’s financial results and recent developments, and to provide an update on the company’s longer-term financial outlook, at 11 a.m. ET (9 a.m. Arizona time) today, Feb. 27. The webcast can be accessed at pinnaclewest.com/presentations and will be available for replay on the website for 30 days. To access the live conference call by telephone, dial (888) 506-0062 or (973) 528-0011 for international callers and enter participant access code 933756. A replay of the call also will be available at pinnaclewest.com/presentations or by telephone until 11:59 p.m. ET, Tuesday, March 5, 2024, by calling (877) 481-4010 in the U.S. and Canada or (919) 882-2331 internationally and entering replay passcode 49749.

General Information
Pinnacle West Capital Corp., an energy holding company based in Phoenix, has consolidated assets of approximately $25 billion, about 6,500 megawatts of generating capacity and nearly 6,100 employees in Arizona and New Mexico. Through its principal subsidiary, Arizona Public Service, the company provides retail electricity service to approximately 1.4 million Arizona homes and businesses. For more information about Pinnacle West, visit the company’s website at pinnaclewest.com.

Dollar amounts in this news release are after income taxes. Earnings per share amounts are based on average diluted common shares outstanding. For more information on Pinnacle West’s operating statistics and earnings, please visit pinnaclewest.com/investors.

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements based on current expectations. These forward-looking statements are often identified by words such as "estimate," "predict," "may," "believe," "plan," "expect," "require," "intend," "assume," "project," "anticipate," "goal," "seek," "strategy," "likely," "should," "will," "could," and similar words. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements. A number of factors could cause future results to differ materially from historical results, or from outcomes currently expected or sought by Pinnacle West or APS. These factors include, but are not limited to:

•uncertainties associated with the current and future economic environment, including economic growth, labor market conditions, inflation, supply chain delays, increased expenses, volatile capital markets, or other unpredictable effects;
•our ability to manage capital expenditures and operations and maintenance costs while maintaining reliability and customer service levels;
•variations in demand for electricity, including those due to weather, seasonality (including large increases in ambient temperatures), the general economy or social conditions, customer, and sales growth (or decline), the effects of energy conservation measures and distributed generation, and technological advancements;
•the potential effects of climate change on our electric system, including as a result of weather extremes such as prolonged drought and high temperature variations in the area where APS conducts its business;
•power plant and transmission system performance and outages;
•competition in retail and wholesale power markets;
•regulatory and judicial decisions, developments, and proceedings;
•new legislation, ballot initiatives and regulation or interpretations of existing legislation or regulations, including those relating to environmental requirements, regulatory and energy policy, nuclear plant operations and potential deregulation of retail electric markets;
•fuel and water supply availability;
•our ability to achieve timely and adequate rate recovery of our costs through our rates and adjustor recovery mechanisms, including returns on and of debt and equity capital investment;
•our ability to meet renewable energy and energy efficiency mandates and recover related costs;

•the ability of APS to achieve its clean energy goals (including a goal by 2050 of 100% clean, carbon-free electricity) and, if these goals are achieved, the impact of such achievement on APS, its customers, and its business, financial condition, and results of operations;
•risks inherent in the operation of nuclear facilities, including spent fuel disposal uncertainty;
•current and future economic conditions in Arizona;
•the direct or indirect effect on our facilities or business from cybersecurity threats or intrusions, data security breaches, terrorist attack, physical attack, severe storms, or other catastrophic events, such as fires, explosions, pandemic health events or similar occurrences;
•the development of new technologies which may affect electric sales or delivery, including as a result of delays in the development and application of new technologies;
•the cost of debt, including increased cost as a result of rising interest rates, and equity capital and the ability to access capital markets when required;
•environmental, economic, and other concerns surrounding coal-fired generation, including regulation of GHG emissions;
•volatile fuel and purchased power costs;
•the investment performance of the assets of our nuclear decommissioning trust, pension, and other postretirement benefit plans and the resulting impact on future funding requirements;
•the liquidity of wholesale power markets and the use of derivative contracts in our business;
•potential shortfalls in insurance coverage;
•new accounting requirements or new interpretations of existing requirements;
•generation, transmission and distribution facility and system conditions and operating costs;
•the ability to meet the anticipated future need for additional generation and associated transmission facilities in our region;
•the willingness or ability of our counterparties, power plant participants and power plant landowners to meet contractual or other obligations or extend the rights for continued power plant operations; and
•restrictions on dividends or other provisions in our credit agreements and Arizona Corporation Commission orders.

These and other factors discussed in the most recent Pinnacle West/APS Form 10-K along with other public filings with the Securities and Exchange commission, which readers should review carefully before placing any reliance on our financial statements or disclosures. Neither Pinnacle West nor APS assumes any obligation to update these statements, even if our internal estimates change, except as required by law.

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PINNACLE WEST CAPITAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars and shares in thousands, except per share amounts)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	DECEMBER 31,		DECEMBER 31,
	2023	2022	2023	2022

Operating Revenues	$991,574	$1,009,314	$4,695,991	$4,324,385

Operating Expenses
Fuel and purchased power	375,879	455,316	1,792,657	1,629,343
Operations and maintenance	281,388	271,680	1,058,725	987,072
Depreciation and amortization	203,598	189,704	794,043	753,195
Taxes other than income taxes	56,064	54,779	224,013	220,370
Other expenses	265	1,084	1,913	2,494
Total	917,194	972,563	3,871,351	3,592,474

Operating Income	74,380	36,751	824,640	731,911

Other Income (Deductions)
Allowance for equity funds used during construction	13,047	14,297	53,118	45,263
Pension and other postretirement non-service credits - net	10,135	24,748	40,648	98,487
Other income	5,242	2,311	33,666	7,916
Other expense	(9,140)	(37,634)	(25,056)	(52,385)
Total	19,284	3,722	102,376	99,281

Interest Expense
Interest charges	96,027	77,892	374,887	283,569
Allowance for borrowed funds used during construction	(9,433)	(8,983)	(43,564)	(28,030)
Total	86,594	68,909	331,323	255,539

Income (loss) Before Income Taxes	2,787	(8,750)	595,693	575,653

Income Taxes	4,283	(19,686)	76,912	74,827

Net Income (loss)	4,283	(19,686)	518,781	500,826

Less: Net income attributable to noncontrolling interests	4,306	4,306	17,224	17,224

Net Income (loss) Attributable To Common Shareholders	$(23)	$(23,992)	$501,557	$483,602

Weighted-Average Common Shares Outstanding - Basic	113,534	113,298	113,442	113,196

Weighted-Average Common Shares Outstanding - Diluted	114,060	113,535	113,804	113,416

Earnings Per Weighted-Average Common Share Outstanding
Net income (loss) attributable to common shareholders - basic	$—	$(0.21)	$4.42	$4.27
Net income (loss) attributable to common shareholders - diluted	$—	$(0.21)	$4.41	$4.26